                                                                    EXHIBIT 12.1

                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                 Nine Months Ended
                                                   September 30,                      Twelve Months Ended December 31,
                                                --------------------      --------------------------------------------------------
                                                  1998       1997(1)      1997(1)      1996         1995        1994        1993
                                                --------     -------      -------     --------    --------     -------     -------
Earnings (loss) from operations...............
                                                $ 95,308     $(3,516)     $24,686     $ 94,089    $ 81,696     $46,719     $23,191
Add:
  Interest expense............................    56,151      45,702       61,153       35,288      19,584      19,442       3,923
                                                --------     -------      -------     --------    --------     -------     -------
Earnings as adjusted..........................  $151,459     $42,186      $85,839     $129,377    $101,280     $66,161     $27,114
                                                ========     =======      =======     ========    ========     =======     =======
Fixed charges:
  Interest expense............................  $ 56,151     $45,702      $61,153     $ 35,288    $ 19,584     $19,442     $ 3,923
  Capitalized interest........................    20,764      13,332       17,606       16,941      11,741       6,029       2,818
                                                --------     -------      -------     --------    --------     -------     -------
    Total fixed charges.......................  $ 76,915     $59,034      $78,759     $ 52,229    $ 31,325     $25,471     $ 6,741
                                                ========     =======      =======     ========    ========     =======     =======
Ratio of earnings to fixed charges............       2.0         0.7          1.1          2.5         3.2         2.6         4.0
                                                ========     =======      =======     ========    ========     =======     =======

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the Management Companies from an affiliate. Accordingly, earnings from operations were insufficient to cover fixed charges by $16.8 million for the nine months ended September 30, 1997. Excluding this charge, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 and for the year ended December 31, 1997 would be 1.9 and 2.0, respectively.

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